Exhibit 19
VERA BRADLEY, INC.
INSIDER TRADING POLICY

Vera Bradley, Inc. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) both to satisfy its obligation to prevent insider trading and to help you avoid the severe consequences associated with violations of insider trading laws and other relevant securities laws. This Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company.
Scope of Policy
Persons Covered. This Policy applies to all directors, officers, employees, agents and consultants of the Company and its subsidiaries and affiliated companies, as well as to any other outsiders who the Company’s Chief Financial Officer or General Counsel may designate because they have access to material nonpublic information concerning the Company. Unless the context clearly requires otherwise, in this Policy, references to “you” include:
•your family members who reside with you;
•anyone else who lives in your household;
•any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities);
•any person to whom you have disclosed material nonpublic information;
•any person acting on your behalf or on behalf of any individual listed above; and
•any entity which you control or that is controlled by any person listed above.
You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person or entity complies with this Policy.
Securities Covered. Although it is most likely that the “material nonpublic information” you possess will relate to the common stock of the Company, the Company may from time to time issue other securities that are publicly traded and, therefore, subject to this Policy. In addition, this Policy applies to purchases and sales of the securities of other entities, including customers or suppliers of the Company and entities with which the Company may be negotiating major transactions (such as an acquisition, investment or sale of assets). Information that is not material to the Company may nevertheless be material to those entities.
Statement of Policy
No Trading if in Possession of Material Nonpublic Information. If you possess “material nonpublic information” relating to the Company, its subsidiaries or any other entity, you may not (a) purchase or sell securities of the Company or such other entity, (b) direct any other person or entity to purchase or sell such securities, (c) disclose the information to anyone outside the Company, or (d) provide trading advice regarding securities of the Company or such other entity
Material Nonpublic information. “Material nonpublic information” is information that is not available to the public at large that could affect the market price of a security and which a reasonable investor would regard as important in deciding whether to buy, sell or hold the security. Either positive or negative information may be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided if such information is nonpublic. If you are not sure whether nonpublic information constitutes material information, you should either consult with the Company’s Chief Financial Officer or General Counsel or assume the information is material nonpublic information and treat it as confidential. Common examples of material information include, but are not limited to:
•forecasts, estimates or projections of earnings or results of operations for current or future periods;
•news of a pending or proposed merger, acquisition, tender offer, divestiture or disposition of significant assets;

•changes in dividend policies;
•actual or threatened major litigation, or the resolution of such litigation;
•major events regarding securities, including the declaration of a stock split or the offering of additional securities (debt or equity);
•new major contracts, orders, suppliers, customers or finance sources, or the loss thereof;
•a change in management;
•financial liquidity problems; or
•significant new products or services.
Public Information. Information is considered to be available to the public only when it has been released to the public through appropriate channels (for example, by means of a press release, a publicly accessibly conference call or a governmental filing) and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is considered absorbed and evaluated after the completion of the second trading day after the information is released. As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Company’s Chief Financial Officer or General Counsel or assume the information is non-public and treat it as confidential.
Improper Disclosure. The Company has authorized only certain individuals to publicly release material nonpublic information. Unless you are explicitly authorized to do so, you should refrain from discussing material nonpublic information with anyone outside the company. If such information is improperly disclosed to outsiders, the Company may be forced to release it publicly. For example, an improper disclosure which results in a news story about a pending acquisition may require public release of plans that could upset the transaction. Therefore, you should avoid discussing such information in public and should ensure that documents containing sensitive information about the Company are secure and are not distributed improperly.
Violations. If you violate this Policy or any federal or state laws governing insider trading, or know of any such violation by any other person, you must report the violation immediately to the Company’s Chief Financial Officer or General Counsel. Upon learning of any such violation, the Company’s Chief Financial Officer and General Counsel, in consultation with the Company’s President and legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the U.S. Securities & Exchange Commission (the “SEC”) or other appropriate governmental authority. Failure to observe this Policy could lead to legal problems for you, as well as for the Company. In addition, violation of this Policy or federal or state insider trading by any director, officer, employee, consultant or agent, or by the parties they are responsible for under this Policy, may subject the director to dismissal proceedings, the officer or employee to disciplinary action by the Company, up to and including termination, and the agent or consultant to termination of his or her service relationship.
Post-Termination Transactions
Please be advised that insider trading laws remain applicable even after your employment or service relationship with the Company and/or its subsidiaries and affiliated companies terminates. In particular, if you are aware or become aware of material, nonpublic information regarding the Company at the end of your employment or service relationship or subsequent thereto, you should not trade in Company securities until that information has been publicly released. The Company requires your compliance with this Policy and federal and state securities laws during the term of your engagement with the Company, and expects your continued compliance with federal and state securities laws thereafter.
Black Out Periods
A “black out” period is a period during which you may not execute transactions in Company securities. Please bear in mind that even if a black out period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company. For example, if the Company issues a quarterly earnings release and you are aware of other material nonpublic information not disclosed in the earnings release, you may not trade in Company securities.

Earnings Black Out Periods. You may not buy or sell Company securities during the period beginning four weeks prior to the last day of each fiscal quarter or fiscal year of the Company and ending at the opening of the trading market on the first full business day following the public release of the financial results for such fiscal quarter or year (for example, by means of a press release, a publicly accessibly conference call or a governmental filing). For example, the fourth quarter of fiscal 2020 ends on January 31, 2020, and the Company issues its earnings release for that quarter on March 11, 2020 prior to the opening of markets. Therefore, employees are prohibited from purchasing or selling the Company’s common stock between January 4, 2020 and March 12, 2020 (except selling pursuant to a Company-approved 10b5-1 plan as described below). In accordance with this Policy, the Company will from time to time advise interested parties of the expected timing of its earnings releases.
Event-Specific Black Out Periods. The Company reserves the right to impose trading black out periods from time to time when, in the judgment of the Company, a black out period is warranted. A black out period may be imposed for any reason, including the Company’s involvement in a material transaction, the anticipated issuance of interim earnings guidance or other material public announcements. The existence of an event-specific black out period may not be announced, or may be announced only to those who are aware of the transaction or event giving rise to the black out period. If you are made aware of the existence of an event-specific black out period, you should not disclose the existence of such black out period to any other person. Individuals that are subject to event-specific black out periods will be contacted when these periods are instituted from time to time.
Pension Fund Black Out Periods. The Sarbanes-Oxley Act of 2002 prohibits all purchases, sales or transfers of company securities by directors and officers of the Company during a “pension fund black out period.” A pension fund black out period exists whenever 50% or more of the participants in a Company benefit plan are unable to conduct transactions in their Company common stock accounts for more than three (3) consecutive business days. These black out periods typically occur when there is a change in the benefit plan’s trustee, record keeper or investment manager. Individuals that are subject to these black out periods will be contacted when these periods are instituted from time to time.
Hardship Exceptions. If you have an unexpected and urgent need to sell Company securities in order to generate cash you may, in appropriate circumstances, be permitted to sell Company securities during a black out period. Hardship exceptions may be granted only by the Chief Financial Officer and must be requested at least two (2) business days in advance of the proposed transaction.
Other Trading Restrictions
The Company considers it improper and inappropriate for you to engage in short-term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of relevant securities laws. Accordingly, your transactions in Company securities are subject to the following guidance.
Short-Term Trading. You may not purchase Company securities and then sell any Company securities of the same class for at least six months after the purchase; or sell Company securities and then purchase any Company securities of the same class for at least six months after the sale.
Short Sales. You may not engage in short sales of Company securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
Publicly Traded Options. You may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.
Hedging. You may not enter into hedging (making an investment to reduce the risk of adverse price movements or to offset potential losses/gains in a Company security) or other monetization transactions or similar arrangements with respect to Company securities.
Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specific price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading even if the standing order was placed at a time when you did not possess material nonpublic information.
Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. You may not have control over these transactions as the securities may be sold at certain times without your consent. Because of this danger, you may not enter into pledging arrangements or maintain a margin account with respect to Company securities.
Stock Option Exercises. You may exercise stock options for cash. However, you may not sell the underlying shares of Company stock and you may not engage in a cashless exercise of a stock option through a broker (because this entails selling a portion of the underlying stock to cover the costs of exercise) during any black out period or while you possess material nonpublic information.
Stock Incentive Plan. You may be granted stock-based compensation awards, including restricted shares, under the Vera Bradley Designs, Inc. 2010 Restricted Stock Plan. You may not, however, sell any Company stock granted under the plan during any black out period or while you possess material nonpublic information.
Rule 10b5-1 Plans
Transactions in Company securities under a plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are not subject to the prohibition on trades during black out periods or the prohibition on trading while being aware of material nonpublic information described above. Executive officers and directors are encouraged to employ Rule 10b5-1 plans in connection with any sale or disposition of Company securities. Section 16 Reporters must still report the details of completed transactions in accordance with the “Pre-Clearance of Securities Transactions – Procedures” section below.
In general, a Rule 10b5-1 plan is a plan that:
i.that has been reviewed and approved at least one month in advance of any trades thereunder by the Company's Chief Financial Officer or General Counsel (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Company's Chief Financial Officer or General Counsel at least one month in advance of any subsequent trades). In addition, any Rule 10b5-1 plans entered into by the Company’s Chief Executive Officer or Chief Financial Officer shall be subject to the further approval of the Company’s Board of Directors or an authorized committee thereof;
ii.was entered into in good faith outside of a blackout period and at a time when you were not in possession of material non-public information about the Company; and
iii.gives a third party the discretionary authority to execute purchases and sales, outside of your control, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(e) describing such transactions. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
Section 16 Reporting and Pre-clearance for Directors and Officers
Covered Persons. This Section applies only to the following persons (the "Covered Persons"):
•employees who hold the position of Senior Vice President or above with the Company or any of its subsidiaries;
•executive officers of the Company (including certain officers of the Company’s subsidiaries);
•directors of the Company; and
•such other persons as may be designated by the Company’s Chief Financial Officer or General Counsel from time to time.
Pre-clearance Policy. Because Covered Persons are likely to obtain material non-public information on a regular basis, you may not engage in any transaction involving Company securities (including a stock plan transaction such as an option exercise, a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer or Chief Legal Officer in the manner provided for below. This Pre-clearance Policy is designed not only to ensure your compliance with insider trading laws, but also to prevent violations of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 16(a) requires the filing of a Form 4 with the SEC reporting certain transactions in Company securities within two (2) business days following the date of such transactions. Section 16(b) provides that Company insiders, including directors and certain officers of the Company, are liable to the

Company for any "short-swing profits" resulting from a non-exempt purchase or sale of Company securities that occurs within a period of less than six (6) months from an opposite way transaction. The SEC may cause the Company to contribute these disgorged profits into a public fund to be used for restitution to the victims of such violations. Although compliance with Section 16(a), Section 16(b) and other restricted trading periods is your responsibility, the pre-clearance of all trades will allow the Company to assist you in preventing inadvertent violations. The Company will notify you if you are subject to Section 16 of the Exchange Act (a “Section 16 Reporter”).
Procedure. A request for pre-clearance should be submitted by you to the Company’s Chief Financial Officer at least two (2) business days in advance of the proposed transaction(s) and should contain a brief description of the proposed transaction(s). In addition, when seeking pre-clearance, you must certify in writing no earlier than two (2) business days prior to the proposed transaction(s) that (i) you are not in possession of material nonpublic information concerning the Company and (ii) the proposed transaction(s) do(es) not result in a requirement to disgorge profits under Section 16(b) of the Exchange Act and (iii) the proposed transaction, if eligible, will be made in accordance with Rule 144 under the Securities Act. To ensure that the Company has sufficient time to prepare and file necessary Forms 4 with the SEC, Section 16 Reporters must also report the details of completed transactions to the Company’s Chief Financial Officer at least by the close of business on the date the transactions occur. Due to the short, two-business day period following transactions during which Form 4 reports must generally be filed, the Company may have Forms 4 executed and filed on behalf of Section 16 Reporters using the power of attorney granted to the Company for this purpose. Please contact the Company immediately if you believe there may be any errors in such filings.
Expiration of Pre-Clearance. The Company's Chief Financial Officer shall record the date each pre-clearance request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading (5) five business days following the day on which it was granted. If the approved transaction(s) do(es) not occur during the five-business-day period, pre-clearance of the transaction(s) must be re-requested.
Discretion of the Company’s Chief Financial Officer. The existence of the foregoing approval procedure does not in any way obligate the Company’s Chief Financial Officer to approve any trades requested by you. The Company’s [Chief Financial Officer may reject any trading requests in his or her sole reasonable discretion. The Company’s Chief Financial Officer may not approve or disapprove his or her own pre-clearance request.
Consequences
Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and are punished severely. Failure to comply with this Policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply results in a violation of law.

Revised and adopted: March 5, 2020